Exhibit 99.1

CIRCOR INTERNATIONAL, INC.  •  25 CORPORATE DRIVE, SUITE 130  •  BURLINGTON, MA 01803  •  781-270-1200  •  WWW.CIRCOR.COM

Press Release

FOR IMMEDIATE RELEASE

CIRCOR International Renews Shareholder Rights Plan

Burlington, MA – September 23, 2009 – CIRCOR International, Inc. (NYSE: CIR), a provider of valves and other highly engineered products and subsystems that control the flow of fluids safely and efficiently in the aerospace, energy and industrial markets, announced today that its Board of Directors has renewed its Shareholder Rights Plan, which originally was adopted by CIRCOR’s Board of Directors in September 1999 and amended in November 2006. The renewed Plan will expire on September 24, 2019.

Bill Higgins, CIRCOR’s chairman and chief executive officer, stated, “The Board believes that a Shareholder Rights Plan continues to enhance its ability to protect shareholder interests and ensures that shareholders receive fair treatment in the event of any coercive takeover attempt. The Plan is intended to provide CIRCOR’s Board with sufficient time to consider any and all alternatives to such an action and protect the interests of all its shareholders.”

In connection with the renewal of the Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of CIRCOR’s common stock to shareholders of record as of the close of business on September 24, 2009. Initially, these rights will not be exercisable and will trade with the shares of CIRCOR’s common stock. Under the Shareholder Rights Plan, the rights generally will become exercisable if a person becomes an “acquiring person” by acquiring 15% or more of the common stock of CIRCOR (20% in the case of passive institutional investors) or if a person commences a tender offer that could result in that person owning 15% or more of the common stock of CIRCOR (20% in the case of passive institutional investors). If a person becomes an “acquiring person,” each holder of a right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of preferred stock which are equivalent to shares of CIRCOR’s common stock having a value of twice the exercise price of the right. If CIRCOR is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the right.

About CIRCOR International, Inc. CIRCOR International, Inc. provides valves and other highly engineered products and subsystems that control the flow of fluids safely and efficiently in the aerospace, energy and industrial markets. With more than 9,000 customers in over 100 countries, CIRCOR has a diversified product portfolio with recognized, market-leading brands. CIRCOR’s strategy includes growing organically by investing in new, differentiated products; adding value to component products; and increasing the development of mission-critical subsystems. The Company also plans to leverage its strong balance sheet to acquire complementary businesses.

Contact:

Frederic M. Burditt

Chief Financial Officer

CIRCOR International

(781) 270-1200